Exhibit 10.1
January 10, 2007
Office of Technology Management
University of Massachusetts Medical School
333 South Street, Suite 400
Shrewsbury, MA 01545
Attention: Executive Director

Re:	License Agreements between the University of Massachusetts (the “University”) and RXi Pharmaceuticals, Inc. (the “Company”) dated as of January 10, 2007 (the “License Agreements”)
Ladies and Gentlemen:
     In consideration of the University’s cooperation in the establishment of the Company, the grant of the licenses by the University to the Company pursuant to the License Agreements, and other valuable consideration acknowledged by CytRx Corporation (“CytRx”) and the University, CytRx hereby covenants with University as follows (all capitalized terms not otherwise defined shall have the meaning set forth in the License Agreements):
1. From the period beginning upon the closing of the Initial Financing and continuing through the term of the License Agreements, CytRx agrees that it will not vote its shares of capital stock of the Company or otherwise take steps to elect or have elected individuals who are (i) employees, officers or directors of CytRx, (ii) employees, officers or directors of any entity that has a contractual business relationship with CytRx, or (iii) employees, officers, directors of any entity that has a contractual business relationship with any officer or director of CytRx (collectively, (i), (ii), and (iii) are “Affiliates”) to constitute a majority of the Company’s Board of Directors, and, in the event that Affiliates are elected to hold a majority of the seats of the Company’s Board of Directors, CytRx shall use reasonable efforts to cause a sufficient number of its Affiliates to resign from their position as directors of the Company or to cause a sufficient number of independent directors to be added to the Company’s Board of Directors, so that Affiliates do not constitute a majority of the Company’s Board of Directors.
2. If at any time following the Initial Financing, CytRx holds a majority of the outstanding voting power of the Company, it will use reasonable efforts without delay to transfer or otherwise dispose of a sufficient number of shares of the Company’s voting stock to bring its ownership of the total outstanding shares of the Company’s voting stock below fifty percent (50%), subject to the rules and regulations of the Securities and Exchange Commission and applicable state securities laws.
     The University and the Company agree that the provisions of this letter will become effective as of the date of this letter.

UMass Medical School	UMass Agreement No.: UMMC 07-U-201
Office of Technology Management
January 10, 2007
Page 2 of 2
     This letter is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. The parties may only bring legal action that arises out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.
     This letter may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

CYTRX CORPORATION

By:	/s/ STEVEN KRIEGSMAN

Name: Steven Kriegsman
Title: President & CEO
AGREED, ACKNOWLEDGED AND ACCEPTED:
UNIVERSITY OF MASSACHUSETTS

By:	/s/ JAMES P. McNAMARA

Name:	James P. McNamara, Ph.D.
Title:	Executive Director
Office of Technology Management